Exhibit 10.96

26 October   2007

Mr. Steven G. Stewart

2134523 S. Sunset Circle

Bountiful, UT  84010

Re:                          Employment Agreement

Dear Steve:

I am pleased to confirm your employment as Chief Financial Officer of Headwaters Incorporated (“the Company”) and offer terms and conditions of employment as set forth in this letter agreement (this “Agreement”).  This Agreement supersedes the terms of the Employment Transition Agreement between you and the Company dated 1 October 2005 (“Transition Agreement”).  You may accept this Agreement by signing and returning a copy of this Agreement as provided below.

1.             Term of Employment.    Your new employment assignment as CFO commenced effective 4 September 2007 (“CFO Start Date”) and shall continue under this Agreement until 30 September 2010, unless it is terminated earlier either by you or the Company or is extended by both you and the Company in a signed writing (“Transition Date”), and then for an additional 24 months (“Separation Date”).  Your employment under this Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) subject to the provisions of Section 3.   This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder.

2.             Position and Duties.  Between the CFO Start Date and the Transition Date (“CFO Service Period”), you shall report to the Chief Executive Officer of the Company.  Your duties shall include the duties set forth in the bylaws of the Company for your position and as customarily performed by the CFO of Headwaters and any other duties the Board and the Chief Executive Officer of the Company may delegate to you from time to time.  You will be expected to commit your attention and efforts to the position on a full-time basis.  During the CFO Service Period, you may serve on two boards, either corporate, civic, or charitable, as long as such activities do not materially conflict with the performance of your duties under this Agreement.  Between the Transition Date and the Separation Date (“Transition Period”), you will be employed as the Director of Financial Affairs of the company to work on such projects as determined by the Chief Executive Officer or Chief Financial Officer of the Company.

3.             Compensation and Benefits.  In consideration for your services to the Company during the time period in which this Agreement is effective, you shall receive the following compensation and benefits:

                (a)           Base Salary.  During the CFO Service Period, the Company shall pay you an annual base salary at the rate of $304,685 per year.  Your salary will be reviewed on an annual basis during the CFO Service Period, and may be increased at the discretion of the Company.  During the Transition Period, the Company shall pay you an annual base salary at the rate of $120,000 per year.  At all times, your salary shall be paid in installments according to the Company’s regular payroll policy.  The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your salary and other compensation payable under this Agreement or otherwise, as required by applicable laws.

                (b)           Annual Incentive Opportunity.  During the CFO Service Period, you shall be eligible to participate in any bonus plan which the Company may maintain or establish for its executives on the terms of such plan and the awards thereunder.  Currently, the Company maintains a Short Term Incentive Bonus Plan (“STIB Plan”).  You will be eligible to participate in the STIB Plan effective 1 October 2007 with a Bonus Percent of 40 percent and subject to other terms of the STIB Plan, as may be amended.  In lieu of participating in the FY2007 STIB Plan, you have received a bonus payment in September 2007 in the amount of $88,700.  On the appropriate future date or dates consistent with the STIB Plan and awards thereunder, you will be paid any banked bonus amounts.

                (c)           Retention Bonus.  Conditioned upon your remaining continuously employed as CFO through 31 December 2008 and that you perform your duties in a manner acceptable to the CEO, you will be paid a retention bonus amount of $90,000 (less taxes and applicable withholdings) in the first full pay period of January 2009.

                (d)           Long Term Incentives.  During the CFO Service Period, you shall be eligible to participate in future long term incentive programs which the Company may establish for its executives, on the terms of such programs and grants thereunder.

                (e)           Section 401(k) Plan and ESPP. During the CFO Service Period, you will be eligible to participate in the Company’s 401(k) Plan and Employee Stock Purchase Plan, subject to the terms of those plans.

                (f)            Health, Welfare, and other Benefits.  Subject to the terms of such other plans, you shall be eligible to receive through the Separation Date such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability, and dental insurance plans, and participation in the Company Vehicle Policy.

                (g)           Extended Medical Benefit.  Conditioned upon your remaining continuously employed as CFO through 30 September 2010 (provided that this condition shall not apply in the case of termination without Cause or for Good Reason if Section 3(i)(2) is applicable), you and your spouse (Paula Stewart) will be eligible to participate in the medical benefit plan provided by the Company to its regular, full-time executives through the dates that you and your spouse individually become eligible for federal Medicare, at the Company’s regular level of expense contribution.  Each year at open enrollment, you will be notified of changes in medical plan benefits and you will be given the same election options available to the Company’s regular, full-time executives.  The foregoing extended medical benefit shall begin after the termination of COBRA benefits following the Separation Date. During the COBRA period, all COBRA premiums will be paid by the Company.  The Company will be responsible to pay the cost of your participation and your spouse’s participation in the extended medical benefit plan through the date that you become eligible for Medicare benefits.  You will be responsible to pay the cost of your spouse’s participation after the date that you become eligible for Medicare benefits.  The benefits provided by the Company under this provision will be reported on Form W-2 or Form 1099, as applicable, and you will be responsible for any associated tax obligation.  If for any reason, the Company ceases to offer medical benefits to its regular, full-time executives, the Company shall be under no obligation to continue the foregoing extended medical benefit to you or your spouse.  In such case, the Company shall pay you a lump sum payment equal to the fair value of the Company’s past level of expense contribution for benefits that you would have received, but not more than $50,000.

                (h)           Vacation and Sick Leave.  You shall be entitled to four weeks paid vacation plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the Company’s vacation and sick leave policies.

                (i)            Termination and Change in Control.

                                (1)           Termination for any Reason.  In the event that your employment with the Company is terminated for any reason (including Cause, as defined in section 3(j)(1) below), then you (or your estate, if applicable) shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment.

                                (2)           Termination Without Cause or for Good Reason.   In the event that your employment is terminated by the Company without Cause or is terminated by you for a Good Reason prior to the Separation Date and no later than six months following the initial existence of the condition constituting Good Reason, then, provided that you execute and deliver within 45 days of termination an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit A, you shall be entitled to:

(A)                         continued participation in the medical benefit plan provided by the Company to its executives then in effect as provided in section 3(g) above;

(B)           payment in a lump sum 60 days following termination of the product of two multiplied by the sum of:

                                                                                (i)            your annual base salary at the rate in effect as of your termination of employment, or, if higher, the highest rate in effect during the two-year period prior to the date of termination, and

                                                                                (ii)           the highest amount of any additional cash incentive compensation, including but not limited to any sums awarded under the Company’s STIB Plan (or any replacement or successor plans), awarded to you for either (but not both) of the two preceding fiscal years most recently ended.

                (C)           the continued use for sixty days of the Company vehicle on similar terms.

                                (3)           Change in Control.   The Company will enter into a change in control agreement with you effective as of the CFO Start Date, which agreement is incorporated by reference.  In the event you become eligible to receive the severance payments and benefits under the change in control agreement, such as in the event your employment with the Company is terminated within the protection period prior to and following a “Change in Control” as defined in the change in control agreement, then any severance payments and benefits to be provided to you by the Company shall be made under the change in control agreement in lieu of severance payments and benefits under this Agreement, except that upon a Change in Control, you will be entitled to the extended medical benefit provided under section 3(g) above, notwithstanding anything in the change in control agreement to the contrary, and the provisions of the change in control agreement pertaining to the your employment and post-termination covenants and arbitration as provided in the change in control agreement shall apply to you instead of the provisions herein pertaining to your employment and post-termination covenants and arbitration set forth in Sections 5 and 9, respectively.

                (j)            Definitions.

                As used in this Agreement, the following terms shall have the meanings set forth below:

                                (1)           “Cause” shall mean:

                                                (i)            your engaging in willful misconduct against the Company that is materially injurious to the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of the Company shall not constitute willful misconduct for purposes of this clause (i).

                                                (ii)           your engaging in any activity that is a conflict of interest or competitive with the Company;

                                                (iii)          your engaging in any act of fraud or dishonesty that is materially injurious to the Company or any of their subsidiaries or any material breach of federal or state securities or commodities laws or regulations;

                                                (iv)          your engaging in an act of assault or other acts of violence in the workplace;

                                                (v)           your harassment of any individual in the workplace based on age, gender, or other protected status or class or violation of any policy of the Company regarding harassment;  or

                                                (vi)          your conviction, guilty plea or plea of nolo contendre for any felony crime.

Provided, that upon the CEO or General Counsel of the Company obtaining knowledge of any of the foregoing conditions, the Company must provide written notice to you of the existence of any of the foregoing conditions (i) through (vi) within 60 days of the knowledge of the existence of the condition, and if you have the ability and in fact cure the condition and harm caused thereby within thirty (30) days following the written notice, Cause shall be deemed not to exist.

                                (2)           “Good Reason” shall mean any one of the following without your consent:

                                                (i)            a demotion or any action by the Company which results in material diminution of your position, reporting relationship, authority, duties or responsibilities (other than changes permitted by this Agreement or any insubstantial action not taken in bad faith);

                                                (ii)           requirement that you report to work more than 50 miles from the Company’s existing headquarters (not including normal business travel required of your position);

                                                (iii)          a material reduction in your base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies generally to executives of the Company, and not including changes permitted by this Agreement or otherwise resulting from your change in position upon the Transition Date pursuant to this Agreement); or

                                                (iv)          a material breach by the Company of its obligations hereunder.

Provided, that you must provide written notice to the Board of the existence of any of the foregoing conditions (i) through (iv) within 60 days of the initial existence of the condition, and if the Company cures the condition within thirty (30) days following the written notice, Good Reason shall be deemed not to exist.

4.             Code Section 409A Compliance.

                (a)           To the fullest extent applicable, amounts and other benefits payable under this Agreement, and amounts and benefits payable under any other agreements or plans referenced in this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A.  In this regard, each payment under this Agreement, including without limitation, each payment other than a life annuity (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii)) in a series of scheduled installments (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii)), shall be deemed a separate payment for purposes of Code Section 409A.  To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable  requirements of Section 409A with respect to such amounts or benefits.   This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

                (b)           Notwithstanding anything in this Agreement or elsewhere to the contrary, if you are a “specified employee” as determined by the Company’s Compensation Committee on the date of termination of employment within the meaning of Code Section 409A, and the Company reasonably determines that any amount or other benefit payable under this Agreement, including Transition Period compensation and benefits, on account of your termination of employment constitutes nonqualified deferred compensation that will subject  you to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of your death (the “Delayed Payment Date”). You and the Company may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.  In the event that this Section 4 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date.  In addition, the provisions of this Agreement which require the commencement of payments subject to Section 409A upon a termination of employment shall be interpreted to require that you have a “separation from service” with the Company as defined for purposes of Code Section 409A.

5.             Employment and Post Termination Covenants.   By accepting the terms of this Agreement and as a condition for the termination payments and benefits you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations:

                (a)           Confidentiality.  You acknowledge that, in connection with your employment by the Company, you will have access to trade secrets of the Company and its subsidiaries and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge you have acquired unrelated to any specific proprietary information relating to the Company.  You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

                (b)           Ownership of Intellectual Property.  You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property.  The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time.  In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

                (c)           Non-Solicitation.  You agree for a period of not less than twenty four (24) months following termination of your employment or service with the Company that you shall not solicit the services or employment or engage the services or employ any of the employees of the Company or its affiliated companies.

                (d)           Non-Competition.  For a period of 24 months following the termination of your employment or service with the Company, you agree not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any business that competes with any activity of the Company or its affiliates conducted at any time during the two years prior to termination, or conducted during the six months period following the termination, as a result of plans initiated prior to such termination, including acquisitions.

                (e)           Authorization to Work for the Company.  You represent that you are legally authorized to work in the United States and that your employment with the Company shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

                (f)            Breach of Terms of Section 5.  The parties to this Agreement agree that (i) if you breach the provisions set forth in Sections 5, 7 and 9 of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and (ii) if you are in breach of any provisions of Sections 5 and 7 of this Agreement or threaten a breach of any provision of Sections 5 and 7 of this Agreement, the Company shall be entitled, in additional to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Sections 5 and 7 of this Agreement.

6.             Business Expenses.  You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company.  All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties in accordance with the Company’s policies.

7.             Return of Company Property.  On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 7.

8.             Binding on Successors.  This Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

9.             Arbitration.  The parties agree that any future disputes between you and the Company under this Agreement including but not limited to disputes relating to the Release of Claims shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 9(g) below.

                (a)           The complainant shall provide the other party a written statement of the claim.  Such statement shall identify any supporting witnesses or documents and the relief requested.

                (b)           The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents.  If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

                (c)           If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the International Institute of Conflict Prevention and Resolution (“CPR”), including any provisions thereof pertaining to discovery.  If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the CPR.

                (d)           The arbitrator shall have the authority to determine whether the conduct complained of in Section 9(a) violates the complainant’s rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 9(g) below.  The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release of Claims.

                (e)           The Company shall pay for the arbitrator’s fees, while each party shall pay its own attorneys’ fees.

                (f)            Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 9(a) and (b) above.

                (g)           The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

                (h)           The arbitration shall be held at a location within Salt Lake City, Utah unless the parties mutually agree to a different location for the arbitration.

                (i)            In the event that the Company wishes to contest or dispute a termination for Good Reason by you, it must give written notice of such dispute within the ninety (90) calendar day period after the date of your resignation.  If you wish to contest or dispute a termination for Cause by the Company, or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute within ninety (90) calendar days of receiving a Notice of Termination.  You may, at either your or the Company’s option, be suspended from all duties during the pendency of such a contest or dispute.  If you prevail in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 3 as of the date of termination after adjustments for amounts already paid.

10.          Indemnification.  The Company has entered into an indemnification agreement with you effective as of the CFO Start Date, which agreement is incorporated by reference.

11.          Miscellaneous.

(a)           This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity, or benefits from the Company, its predecessors or successors in interest, including specifically, but not limited to, the Transition Agreement.

(b)           Subject to the mandatory arbitration provided in Section 9 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Salt Lake City, Utah.

(c)           This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d)           This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile or photocopied signatures shall be deemed as effective as original signatures.

(e)           This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah irrespective of any conflicts of law analysis.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Harlan M. Hatfield, General Counsel.  A copy of the Agreement is also being provided to you for your records.

I look forward to your future contributions to the Company.

Sincerely,

HEADWATERS INCORPORATED	AGREED AND ACCEPTED:

/s/ Kirk A. Benson	/s/ Steven G. Stewart
Kirk A. Benson	Steven G. Stewart
Chief Executive Officer	Date: 10-26-07

EXHIBIT A

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof.  This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits.  This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended.  It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements).  Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Company agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive, liability for which the Company would otherwise be obligated to indemnify the Executive under Delaware law, the Certificate of Incorporation of the Company, the bylaws of the Company, or the Executive’s indemnification agreement with the Company by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Company’s Release”), provided that (i) Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interest of the Company, and shall not have engaged in willful misconduct or breach of an agreement with the Company; and (ii) the Company’s Release shall not extend to any acts or omissions of the Executive for which the Company would be prohibited from indemnifying the Executive under Delaware Law,  the provisions of the Certificate of Incorporation, or  the Bylaws of the Company then in effect or which would excuse, negate, or invalidate the obligations of the insurer under any director and officer liability policy procured by the Company and covering the Executive.